As filed with the Securities and Exchange Commission on April 30, 2013
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

LINCOLN EDUCATIONAL SERVICES CORPORATION
(Exact name of Registrant as specified in its charter)

New Jersey	57-1150621
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(Address of Registrant's principal executive offices)

Amended and Restated 2005 Long-Term Incentive Plan
Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan

(Full title of the plan)

Shaun E. McAlmont
Chief Executive Officer
Lincoln Educational Services Corporation
200 Executive Drive, Suite 340
West Orange, New Jersey 07052
(973) 736-9340
(Name, address and telephone number of agent for service)

John J. Cannon, Esq.
Shearman & Sterling LLP
599 Lexington Avenue
New York, New York 10022
Tel: (212) 848-8159

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common Stock, no par value per share	1,000,000	$5.65	$5,650,000	$770.66

(1)
This registration statement on Form S-8 (this “Registration Statement”) represents an aggregate of 1,000,000 shares, no par value per share, of Common Stock (the “Shares”) of Lincoln Educational Services Corporation (the “Company” or the “Registrant”).  Of the 1,000,000 Shares, 800,000 will be available for issuance under the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “LTI Plan”) and 200,000 will be available for issuance under the Lincoln Educational Services Corporation Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan (the “Directors Plan”).  In addition, this Registration Statement shall also cover any additional Shares that become issuable under the Plan by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Shares.

(2)
Pursuant to Rules 457(h) and 457(b) of the Securities Act of 1933, as amended (the “Securities Act”), the Proposed Maximum Offering Price per Share and Proposed Maximum Offering Price is based on the average of the high and low prices of the Registrant’s Class A Common Stock reported on the Nasdaq National Market on April 23, 2013 and is estimated solely for the purpose of calculating the registration fee.

STATEMENT PURSUANT TO GENERAL INSTRUCTION E
TO FORM S-8

With respect to the Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan (the “LTI Plan”), this Registration Statement is being filed to register additional securities of the same class as were registered on the Forms S-8 filed by Lincoln Education Services Corporation (the “Company” or the “Registrant”) with the Securities and Exchange Commission on March 27, 2006 (Registration No. 333-132749) and May 3, 2011 (Registration No. 333-173880), the contents of which are incorporated by reference herein.

With respect to the Lincoln Educational Services Corporation Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan (the “Directors Plan”), this Registration Statement is being filed to register additional securities of the same class as were registered on the Forms S-8 filed by the Company with the Securities and Exchange Commission on March 27, 2006 (Registration No. 333-132749) and April 30, 2009 (Registration No. 333-158923), the contents of which are incorporated by reference herein.

Explanatory Statement

We are filing this Registration Statement to register an additional 1,000,000 shares, no par value per share, of Common Stock (the “Shares”) for issuance pursuant to the LTI Plan and the Directors Plan.  Of the 1,000,000 Shares covered by this Registration Statement, 800,000 will be available for issuance under the LTI Plan and 200,000 will be available for issuance under the Directors Plan.

With respect to the LTI Plan, earlier registration statements on Form S-8 were filed by the Company with the Securities and Exchange Commission on March 27, 2006 and May 3, 2011 with respect to a total of 2,300,000 Shares issued under the Plan.  On March 1, 2013, the Company’s board of directors approved, subject to shareholders’ approval, amending the LTI Plan to increase the aggregate number of Shares available under the LTI Plan to a total of 3,100,000 Shares.  On April 30, 2013, the shareholders approved this amendment.

The Directors Plan was initially adopted in 2005 and, subject to certain adjustments authorized a maximum of 100,000 Shares that may be issued for all purposes under the Plan.  Additional Shares were registered on April 30, 2009, bringing the total to 300,000.  On March 1, 2013, the Company’s board of directors also approved, subject to shareholders’ approval, amending the Directors Plan to increase the aggregate number of Shares available under the Directors Plan to a total of 500,000 Shares.  On April 30, 2013, the shareholders approved this amendment.

Information Not in Earlier Registration Statement

Item 5.	Interests of Named Experts and Counsel

Kenneth M. Swisstack, General Counsel of the Company, has given an opinion on the validity of the securities being registered.  Mr. Swisstack beneficially owns, or has the right to acquire under the Company’s employee benefit plans, an aggregate of less than 1% of the Company’s common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of West Orange, State of New Jersey on April 30, 2013.

LINCOLN EDUCATIONAL SERVICES CORPORATION

By:	/s/ Cesar Ribeiro
Name:	Cesar Ribeiro
Title:	Executive Vice President, Chief Financial Officer and Treasurer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each of Shaun E. McAlmont and Cesar Ribeiro as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or any substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons on April 30, 2013, in the capacities indicated below.

Signature	Title

/s/ Shaun E. McAlmont	Chief Executive Officer and Director
Shaun E. McAlmont

/s/ Cesar Ribeiro	Executive Vice President, Chief
Cesar Ribeiro	Financial Officer and Treasurer (Principal Accounting and Financial Officer)

/s/ Alvin O. Austin	Director
Alvin O. Austin

/s/ Peter S. Burgess	Director
Peter S. Burgess

/s/ James J. Burke, Jr.	Director
James J. Burke, Jr.

/s/ Celia H. Currin	Director
Celia H. Currin

/s/ Paul E. Glaske	Director
Paul E. Glaske

/s/ Charles F. Kalmbach	Director
Charles F. Kalmbach

/s/ Alexis P. Michas	Director
Alexis P. Michas

/s/ J. Barry Morrow	Director
J. Barry Morrow

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description of Document

4.1	Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Form 8-K filed June 28, 2005).

4.2	Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant’s Registration Statement on Form S-1/A filed June 7, 2005).

4.3	Lincoln Educational Services Corporation Amended and Restated 2005 Long-Term Incentive Plan.*

4.4	Lincoln Educational Services Corporation Amended and Restated 2005 Non-Employee Directors Restricted Stock Plan.*

5.1	Opinion of Kenneth M. Swisstack, General Counsel of the Registrant, as to the legality of the securities registered hereby.*

23.1	Consent of Deloitte & Touche LLP, independent registered public accounting firm for the Registrant.*

23.2	Consent of Counsel (included in Exhibit 5.1).*

24	Power of Attorney (included in this Registration Statement under “Signatures”).*

*  Filed herewith